Exhibit 5.1

March 29, 2024	+1 617 526 6000 (t)
+1 617 526 5000 (f)

KALA BIO, Inc.

1167 Massachusetts Avenue

Arlington, MA 02476

Re:	Amended and Restated 2017 Equity Incentive Plan; Amended and Restated 2017 Employee Stock Purchase Plan; Inducement Stock Option Awards (June 23, 2023 – January 16, 2024)

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 360,148 shares (the “Shares”) of common stock, $0.001 par value per share (“Common Stock”) of KALA BIO, Inc., a Delaware corporation (the “Company”), consisting of (i) an aggregate of 327,070 additional shares of Common Stock issuable under the Company’s Amended and Restated 2017 Equity Incentive Plan (the “Plan”), (ii) an aggregate of 27,593 additional shares of Common Stock issuable under the Company’s Amended and Restated 2017 Employee Stock Purchase Plan (the “ESPP”) and (iii) 5,485 shares of Common Stock issuable pursuant to nonqualified stock option agreements, providing for employee inducement grants between the Company and various employees, which were entered into in connection with the commencement of such employees’ employment with the Company pursuant to Nasdaq Stock Market Rule 5635(c)(4) (the “Inducement Award Agreements”).

We have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the board of directors and stockholders of the Company, the Registration Statement, the Plan, the ESPP, the Inducement Award Agreements and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, the ESPP and the Inducement Award Agreements, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the ESPP or the Inducement Award Agreements, as applicable, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

WILMER CUTLER PICKERING
HALE AND DORR LLP